Exhibit 10.15

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“First Amendment”) is entered into by and between ICO, Inc. (“Company”) and A. John Knapp, Jr. (“Employee”), to be effective as of August 30, 2006 (the “Effective Date”).

WHEREAS, Employee entered into an Employment Agreement with Company, effective October 1, 2005 (the “Employment Agreement”), and Employee and Company desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Company and Employee agree as follows:

1. All capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Employment Agreement. Except as amended hereby, all provisions in the Employment Agreement remain in full force and effect.

2. The following provision is hereby inserted in Article 2 of the Agreement, as Section 2.7:

“2.7 In addition to the Base Salary, stock options, and other benefits afforded to Employee under this Agreement, the Employee shall be eligible, upon the conclusion of the fiscal year ending September 30, 2006 (“FY 2006”) and the fiscal year ending September 30, 2007 (“FY 2007”), to receive a bonus (an “Incentive Bonus”), pursuant to an Incentive Bonus structure and formula that has been established and pre-approved by the Board. The Incentive Bonus earned for FY 2006 and/or FY 2007, if any, shall be paid in lump sum cash (subject to all legally required withholdings) on or before the last day of the first quarter of the following fiscal year. Any Incentive Bonus will be considered earned only if the Employee is employed on the October 1st immediately following the fiscal year on which the bonus is calculated.

(a)	The Incentive Bonus for FY 2006 (“the “FY 2006 Incentive Bonus”), shall be calculated as follows:

(The sum of annual cash incentive bonuses for FY 2006 paid to Company’s other five Executive Leadership Team [“ELT”] members, calculated according to the incentive plan matrices applicable to each of them, as previously approved by the Compensation Committee)

divided by:

(The sum of the FY 2006 base salaries of Company’s other five ELT members)

multiplied by:

(Employee’s FY 2006 Base Salary of $96,000).

(b)
The formula for calculating the Incentive Bonus for FY 2007 (the “FY 2007 Incentive Bonus”) shall be similar to the formula for calculating the FY 2006 Incentive Bonus. The FY 2007 base salaries and incentive plan matrices applicable to the other ELT members shall be approved by the Compensation Committee in its sole discretion. Employee’s FY 2007 Incentive Bonus shall be calculated using Employee’s FY 2007 Base Salary.

(c)
In addition to Employee, Company’s ELT consists of Company’s Chief Financial Officer and the four Presidents of Company’s four major business units (ICO Europe, Bayshore Industrial, ICO Courtenay - Australasia, and ICO Polymers North America divisions). In the event of any changes in the ELT composition during a fiscal year for which an Incentive Bonus is calculated, the Compensation Committee shall have sole discretion regarding whether and to what extent the bonus and base salary of any new or departing ELT member is included in the formula for calculating an Incentive Bonus payable to Employee.

3. Effective October 1, 2006, Employee’s Base Salary (as defined in Section 2.1 of the Agreement) is increased to Two Hundred Thousand Dollars ($200,000) per annum.

IN WITNESS WHEREOF, Company and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.

ICO, Inc.

/s/ Gregory T. Barmore
Gregory T. Barmore Chairman of the Board of Directors

Date:	October 3, 2006

Employee

/s/ A. John Knapp, Jr.
A. John Knapp, Jr.

Date:	October 3, 2006